Exhibit 99.1

News Release

For Immediate Release May 6, 2019	For Further Information Contact: George Lancaster +1-713-966-7676 george.lancaster@hines.com Richard Stocks +44 (0) 20 3727 1487 / +44 (0) 7951 328 475 richard.stocks@fticonsulting.com

HINES GLOBAL INCOME TRUST ACQUIRES BUILDING AND DEVELOPMENT RIGHTS FOR ABC WESTLAND BUSINESS PARK IN THE NETHERLANDS

(LONDON) - Hines, the international real estate firm, announced today that Hines Global Income Trust, Inc. has acquired ABC Westland in the Netherlands. The freehold logistics park is located close to The Hague and predominantly serves occupiers in the fresh fruit and vegetable industry, providing a wide range of services such as production, logistics, wholesale and trade, packaging and other related activities.

The logistics park incorporates both a range of 13 existing buildings and land for potential future development. The experienced incumbent management team will remain in place to continue to provide an excellent service to the diverse range of tenants on the park.

The property encompasses 117,000 square meters of logistics warehouse and commercial office space. The roofs of the logistics business premises are equipped with 18,285 solar panels, which supply approximately 30% of the current energy consumption in the park. With an established reputation as one of Europe’s largest logistics hub for food and fresh produce, ABC Westland is home to over 50 food companies and suppliers. This includes commercial enterprises, wholesalers, processing companies, logistical service providers and packing companies handling produce such as fruit and vegetables and floriculture.

ABC Westland is located in the middle of the Westland region, an international growing area and agri-food cluster. It is acknowledged for its logistics trade, research and development and the world’s largest greenhouse area. Moreover, the park sits between the Port of Rotterdam and The Hague.

“ABC Westland fits perfectly into our global portfolio and its strategic location close to the Port of Rotterdam has enabled the site to become Europe’s leading food logistics hub, serving markets across the region,” said Lars Huber, CEO of Hines Europe. “The fresh produce and food park have massive growth potential.”

Sherri Schugart, Chief Executive Officer of Hines Global Income Trust, added: “Hines Global Income Trust is excited about expanding our presence in the Dutch warehouse market with this strategic acquisition. ABC Westland represents a vital logistics hub in the heart of the Westland with immediate access to the port of Rotterdam and plays an essential role in the global food distribution supply chain.”

Andy Smith, Managing Director and head of Hines Netherlands, said: “Hines Netherlands is pleased to add to our logistics portfolio in the Netherlands and will continue to look for exceptional opportunities to broaden our investment depth and breadth in the sector together with our growing team of specialist local professionals.”

Hines was assisted by Arcadis, Chatham Financial, CR Capital Advisory, EY, Savills, and Simmons & Simmons and has received financing from pbb Deutsche Pfandbriefbank AG.

ENDS

About Hines Global Income Trust
Hines Global Income Trust is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global Income Trust, visit www.hinessecurities.com/current-offerings/hgit/.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 214 cities in 24 countries. Hines has approximately $120.6 billion of assets under management, including $66.5 billion for which Hines provides fiduciary investment management services, and $54.1 billion for which Hines provides third-party property-level services. The firm has 128 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,348 properties, totaling over 444 million square feet. The firm’s current property and asset management portfolio includes 512 properties, representing over 223 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most-respected real estate organizations in the world.

Since entering Europe in 1991, Hines has grown its European platform to include a presence in 57 cities in 13 countries and Hines currently has over €17.0 billion of assets under management in Denmark, Finland, France, Germany, Greece, Ireland, Italy, Netherlands, Norway, Poland, Spain and the United Kingdom.